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                                                                      Exhibit 13

                   [LETTERHEAD OF LINCOLN LIFE APPEARS HERE
                            1300 SOUTH CLINTON ST.
                           FORT WAYNE, INDIANA 46802       ]


November 4, 1997


Gentlemen,

This Opinion is furnished in connection with the initial registration for the Lincoln Life Account F. In my capacity as Second Vice President-Business Engineering, I am familiar with the Registration Statement, its exhibits, and the policy forms associated with the Registration Statement. In my opinion:

     1. The fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Lincoln National Life Insurance Company.

     2. The illustrations of death benefits, policy values, and accumulated premiums shown in Appendix B to the Prospectus contained in the Registration Statement, based on the assumptions stated in the illustrations, are consistent with the assumptions stated in the policies. The rate structure of the policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to the prospective purchaser of policies that are Select Non-Tobacco Users or Select Tobacco Users Age 45 Male, Age 55 Female, or Age 65 Male than to prospective purchasers of policies that are at other ages or classifications.

     3. The information contained in the illustrations in the section of the Prospectus entitled "Policy Benefits", based on the assumptions stated in the examples, is consistent with the provisions of the policies.

I hereby consent to the use of this Opinion as an Exhibit to the Registration Statement and the use of my name under the heading "Experts" in the Prospectus contained in the Registration Statement.

Sincerely,

/s/ Denis G.  Schwartz

Denis G. Schwartz, FSA
Second Vice President
Business Engineering